HUNTINGTON STRATEGY SHARES

CODE OF ETHICS

1.	Statement of General Fiduciary Principles

This Code of Ethics is based on the principles that (i) Access Persons (as such term is hereinafter defined) owe a fiduciary duty to, among others, the shareholders of the Trust (as such term is hereinafter defined) to conduct their personal transactions in Covered Securities (as such term is hereinafter defined) in a manner which neither interferes with portfolio transactions of a series of the Trust (a “Fund”) nor otherwise takes unfair or inappropriate advantage of an Access Person’s relationship to the Trust; (ii) in complying with this fiduciary duty, Access Persons owe shareholders the highest duty of trust and fair dealing; and (iii) Access Persons must, in all instances, place the interests of the shareholders of the Trust ahead of the Access Person’s own personal interests or the interests of others. For example, an Access Person that purchases a Covered Security for a personal account and fails to recommend that Covered Security to, or purchase that Covered Security for, a Fund eligible to make such an investment may be in violation of this Code.

Access Persons must adhere to these general fiduciary principles and comply with the specific provisions of this Code. Technical compliance with the terms of this Code will not automatically insulate an Access Person from scrutiny in instances where the personal transactions in a Covered Security undertaken by such Access Person show a pattern of abuse of such Access Person’s fiduciary duty to the Trust and its shareholders or a failure to adhere to these general fiduciary principles.

2.	Definitions

For purposes of compliance with the Code, Access Persons “Advisory Person (as such term is hereinafter defined) or Investment Personnel (as such term is hereinafter defined) of the Trust are not required to comply with the provisions of this Code if such persons are separately subject to, and complies with, a code of ethics of a Trust adviser, subadviser, principal underwriter or contractual service provider that has adopted a written code of ethics containing provisions reasonably designed to prevent such person from engaging in any conduct prohibited by Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”) and requires such persons to comply with the reporting, preapproval and recordkeeping provisions of such rule. Each such code must also be approved by the Trust’s Board of Trustees (the “Board”) consistent with the requirements set forth in Rule 17j-1(c)(1)(ii).

(a)	“Trust” means “Huntington Strategy Shares” and its series.

(b)	“Access Person” means: (i) any Advisory Person of the Trust or a Trust investment adviser or sub-adviser (“Adviser”);and (ii) any director, officer or general partner of the principal underwriter of the Trust who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Trust for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Trust regarding the purchase or sale of Covered Securities.

(c)	The “1940 Act” means the Investment Company Act of 1940, as amended.

(d)	“Advisory Person” means (i) any director, officer, general partner or employee of either the Trust or an Adviser or of any company in a control relationship to the Trust or an Adviser who, in connection with his or her regular functions or duties, makes, participates in, or normally obtains information regarding, the purchase or sale of a Covered Security by the Trust or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Trust or an Adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the Trust.

(e)	A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Covered Security has been made and communicated by an Adviser and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(f)	“Beneficial ownership” shall be interpreted under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person has or acquires. As a general matter, “beneficial ownership” will be attributed to an Access Person in all instances where the Access Person (i) possesses the ability to purchase or sell the Covered Securities (or the ability to direct the disposition of the Covered Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such Covered Securities; or (iii) receives any benefits substantially equivalent to those of ownership.

(g)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(h)	“Disinterested Trustee” means a trustee of the Funds who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

(i)	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

(j)	“Investment Personnel” are: (i) employees of the Trust or an Adviser (or any company in a control relationship to the Trust or an Adviser) who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of Covered Securities by the Trust; and (ii) any natural person who controls the Trust or a Trust adviser Adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of Covered Securities by the Trust. As the context requires, “Investment Personnel” may refer to one or more person(s).

(k)	“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by registered open-end investment companies (other than shares issued by exchange traded funds and Reportable Funds).

(l)	“Public Company” means an entity subject to the reporting requirements of sections 13 and 15(d) of the Securities Exchange Act of 1934.

(m)	“Secretary” means the Secretary of the Trust.

(n)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 and 15(d) of the Securities Exchange Act of 1934.

(o)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

(p)	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend investment plan.

(q)	“Reportable Fund” means, for a particular Access Person, any registered investment company, including a Fund, for which the Adviser with whom the Access Person is associated (“Associated Adviser”) serves as investment adviser (as defined in Section 2(a)(20) of the 1940 Act) or any registered investment company, including a Fund, whose investment adviser or principal underwriter Controls the Associated Adviser, is Controlled by the Associated Adviser, or is under common control with the Associated Adviser.

3.	General Prohibitions

The Rule prohibits affiliated persons of the Trust, any investment adviser of the Trust or the principal underwriter of Trust, in connection with the purchase or sale, directly or indirectly, of a Security Held or to be Acquired by a Fund to:

(a)	Employ any device, scheme or artifice to defraud a Fund;

(b)	Make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(c)	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

(d)	Engage in any manipulative practice with respect to a Fund.

4.	Prohibited Transactions and Activities

(a)	No Access Person, shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows, or should have known, at the time of such purchase or sale:

(i)	is being considered for purchase or sale by the Trust; or

(ii)	is being purchased or sold by the Trust.

(b)	Inducing or causing the Trust to take action or to fail to take action, for the purpose of achieving a personal benefit, rather than for the benefit of the Trust, is a violation of this Code. Examples of this would include causing the Trust to purchase a Covered Security owned by the Access Person for the purpose of supporting or driving up the price of the Covered Security, and causing the Trust to refrain from selling a Covered Security in an attempt to protect the value of the Access Person’s investment, such as an outstanding option.

(c)	Using knowledge of the portfolio transactions of the Trust to profit by the market effect of such transactions is a violation of this Code. One test which will be applied in determining whether this prohibition has been violated will be to review the Covered Securities transactions of Access Persons for patterns. However, it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the provisions of Section 1 of this Code have been violated.

(d)	All Investment Personnel are prohibited from acquiring any beneficial ownership in Covered Securities distributed in an Initial Public Offering, or for a period of five business days following the commencement of the Initial Public Offering of such Covered Securities.

(e)	All Investment Personnel are prohibited from acquiring beneficial ownership in Covered Securities distributed in a Limited Offering, without the express prior approval of the designated officer of the Trust as set forth in Attachment A or his or her designee (“Review Officer”). If the Investment Personnel are associated with an Adviser, the Investment Personnel must obtain the prior approval of the Adviser’s designated officer or his or her designee (“Adviser Review Officer”) to acquire beneficial ownership in Covered Securities distributed in a Limited Offering. In instances where Investment Personnel, after receiving prior approval, acquire a Covered Security in a Limited Offering, the Investment Personnel have an affirmative obligation to disclose this investment to the Review Officer or, if the Investment Personnel are associated with an Adviser,, to Adviser Review Officer if the Investment Personnel participate in any subsequent consideration of any potential investment, by the Trust, in the issuer of those Covered Securities. A decision by the Trust to purchase Covered Securities of such an issuer (following a purchase by Investment Personnel in an approved personal transaction) will be subject to an independent review by the Review Officer (or his or her designee), or if the Investment Personnel are associated with an Adviser, the Adviser Review Officer so long as the person conducting such review has no personal interest in the issuer. To the extent that the Review Officer or Adviser Review Officer has a personal interest in the issuer, such officer shall appoint another Trust or Adviser representative, respectively, to review the transaction.

(f)

All Investment Personnel of a Fund are prohibited from executing a personal transaction in any Covered Security approved for purchase by a Fund or held in the Fund, without express prior approval of the Adviser Review Officer of the Adviser with discretion over the Fund’s purchase or current investment in the Covered Security. [1]

(g)

All Investment Personnel of a Fund are prohibited from executing a personal transaction in any Covered Security on a day during which the Fund has a pending “buy” or “sell” order for that Covered Security, until such order is either executed or withdrawn. All portfolio managers for a Funds are prohibited from purchasing or selling any Covered Security within seven (7) calendar days before and after the Funds purchase or sell the same Covered Security.[2] If a transaction is undertaken in violation of this prohibition, it will either be required to be unwound, or the profits realized on such transaction within the proscribed periods (either while the Fund has an open order, or within the 7-day blackout period) will be required to be disgorged to an entity specified by the Review Officer or, if the Investment Personnel are associated with an Adviser, by the applicable Adviser Review Officer. The Access Person may be subject to disciplinary action.

(h)

All Investment Personnel of a Fund are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities which are also held in a portfolio of the Fund within 60 calendar days.[3] If a transaction is undertaken in violation of this prohibition, it will either be required to be unwound, or the profits realized on such short-term trades will be required to be disgorged to an entity specified by the Review Officer or, if the Investment Personnel are associated with an Adviser, the Adviser Review Officer. The Access Person may be subject to disciplinary action. For purposes of this prohibition, each personal transaction in the Covered Security will begin a new 60 calendar day period. As an illustration, if Investment Personnel purchase 1000 shares of Omega Corporation on June 1st, 500 shares on July 1st, and 250 shares on August 1st, the profiting from the sale of the 1000 shares purchased on June 1st is prohibited for any transaction prior to October 1st (i.e., 60 calendar days following August 1st).

In circumstances where a personal transaction in Covered Securities within the proscribed period is involuntary (for example, due to unforeseen corporate activity, such as a merger), Investment Personnel of the Trust or an Adviser must notify the Review Officer or Adviser Review Officers, respectively. In circumstances where Investment Personnel can document personal exigencies, the Review Officer or Adviser Review Officer, as applicable, may grant an exemption from the prohibition of profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities within 60 calendar days.

(i)

All Investment Personnel of a Fund are prohibited from receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a de minimis value in any year from any person or entity from, to or through whom the Fund purchases or sells Covered Securities, or from any issuer of Covered Securities. [4]This prohibition does not apply to:

(i)	salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Access Person’s employment;

[1]	Generally, if a Fund has one or more sub-advisers, the prohibitions set forth Sections 4(f)-4(h) shall only pertain to Investment Personnel of the sub-adviser with discretion over the Covered Security at issue (“Discretionary Adviser”). This prohibition, however, shall apply to Investment Personnel of the Fund’s investment adviser or other sub-advisers if the Discretionary Adviser shares real-time portfolio and transactional information with such entities.
[2]	See note 1.
[3]	See note 1.
[4]	Generally, if a Fund has one or more Advisers, Investment Personnel of an Adviser shall only be prohibited from receiving Gifts from any person or entity from, to or through whom that Adviser purchases or sells Covered Securities on behalf of the Fund or from any issuer of Covered Securities.

(ii)	the acceptance of meals, refreshments or entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

(iii)	the acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;

(iv)	the acceptance of gifts, meals, refreshments, or entertainment of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, Christmas, or other recognized holiday; or

(v)	the acceptance of awards, from an employer to an employee, for recognition of service and accomplishment.

For purposes of the above limitation, “de minimis value” is equal to $100 or less.

(j)	All Investment Personnel are prohibited from serving on the boards of directors of any Public Company, absent express prior authorization from an officer designated by the Trust or applicable Trust investment adviser or sub-adviser. Authorization to serve on the board of a Public Company will be granted in instances where the designated officer of the Trust or applicable Trust investment adviser or sub-adviser determines that such board service would be consistent with the interests of each Fund over which it exercises investment discretion and their respective shareholders. In the relatively small number of instances where prior approval to serve as a director of a Public Company is granted, Investment Personnel of a Fund have an affirmative duty to recuse themselves from participating in any deliberations by the Fund regarding possible investments in the Covered Securities issued by the Public Company on whose board the Investment Personnel sit.

5.	Exempted Transactions

The prohibitions of Section 4 of this Code shall not apply to:

(a)	Purchases or sales affected in any account over which the Access Person has no direct or indirect influence or control.

(b)	Purchases or sales which are non-volitional on the part of either the Access Person, subject to the provisions of Section 3(h) of this Code.

(c)	Purchases which are part of an automatic dividend reinvestment plan; or an automatic payroll deduction plan, whereby an employee purchases Covered Securities issued by an employer.

(d)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired.

6.	Reporting

(a)	Every Access Person reporting under this Code shall submit to the Review Officer, the reports described in Sections 6.(b) through 6.(d) of this Code, except that:

(i)	a Disinterested Trustee who would be required to make a report solely by reason of being a trustee of the Trust need not submit the reports required by Sections 6.(b) and 6.(d) and need not submit reports required by Section 6.(c) unless such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, on the date of the transaction in a Covered Security or during the 15-day period immediately preceding or following that date, such Covered Security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust or an Adviser. The Review Officer shall report to the Board of Trustees any reports received from a Disinterested Trustee; and

(b)	Initial Holdings Report. Each Access Person reporting under this Code shall, no later than 10 days after the adoption of this Code or becoming an Access Person, whichever is later, submit a report to the Review Officer containing the following information (which information must be current as of a date no more than 45 days prior to the date the person became an Access Person):

(i)	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(ii)	the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii)	the date the report is submitted by the Access Person.

Reports need not provide information with respect to Covered Securities over which the Access Person had no direct or indirect influence or control at the time he or she became subject to reporting under the Code.

(c)	Quarterly Transaction Reports. Each Access Person reporting under this Code shall, no later than 30 calendar days after the end of each calendar quarter, submit a report to the Review Officer showing all transactions by the Access Person in Covered Securities during the quarter in which the person had any direct or indirect beneficial ownership. The report shall contain the following information:

(i)	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price of the Covered Security at which the transaction was effected;

(iv)	the name of the broker, dealer or bank with or through whom the transaction was effected;

(v)	if there were no personal transactions in Covered Securities during the period, either a statement to that effect or the word “None” (or some similar designation);

(vi)	if an account was established during the quarter which holds Covered Securities for the direct or indirect benefit of the Access Person:

(1)	the name of the broker, dealer or bank with whom the Access Person established the account; and

(2)	the date the account was established.

(v)	the date the report is submitted to the Access Person.

A transaction need not be reported pursuant to this Section 6.(c) if it (i) would duplicate information contained in broker confirmations or account statements previously received by the Review Officer or (ii) is an exempt transaction pursuant to Section 5 of the Code.

(d)	Annual Holdings Reports. All Access Persons reporting under this Code shall, no later than 45 days after the end of the calendar year, submit a report to the Review Officer or his or her designee containing the following information, current as of the end of the calendar year:

(i)	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(ii)	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person; and

(iii)	the date the report is submitted by the Access Person.

Reports need not provide information with respect to Covered Securities over which the Access Person had no direct or indirect influence or control at the end of the calendar year.

(e)	Broker Confirmations. Every Access Person reporting under this Coder, other than a Disinterested Trustee, shall direct his or her broker(s) to forward to the Review Officer, on a timely basis, duplicate copies of confirmations of all personal transactions in Covered Securities (other than those personal transactions in Covered Securities exempted under Section 5 of this Code) affected for any account in which such Access Person has any direct or indirect beneficial ownership interest or periodic statements relating to any such account.

(f)	The Review of Reports. The Review Officer shall review the transaction/holding reports made by each Access Person against Trust investment activity to determine whether a possible violation of the Code has occurred. The Review Officer shall appoint an alternate to review his/her transaction/holding reports.

(g)	Initial and Annual Certifications. The Review Officer shall circulate this Code to all Access Persons reporting under the Code and shall receive within 10 days of the adoption of the Code of Ethics, or within 10 days of a person becoming an Access Person acknowledgement that the Code of Ethics has been received and is understood. All Access Persons are also required, on an annual basis, to certify that they have received and read the provisions of this Code. Such certification shall also include a statement that the Access Person has complied with the requirements of this Code and that the Access Person has disclosed or reported all personal transactions in Covered Securities that are required to be disclosed or reported pursuant to the requirements of this Code.

(h)	The Trust and each Trust investment adviser, sub-adviser, principal underwriter and contractual service provider referenced in Section 2 shall, not less frequently than annually, furnish the Board with a written report that:

(i)	describes any issues arising under its Code of Ethics or related procedures since the last report to the Board, including, but not limited to, information about material violations of such Code or related procedures and sanctions imposed in response; and

(ii)	certifies that it has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

7.	Sanctions

Upon notification of a violation of this Code by the Review Officer or his or her designee, the Board may impose such sanctions as it deems appropriate. The filing of any false, incomplete or untimely report, as required by Section 5 of this Code, may (depending on the circumstances) be considered a violation of this Code.

8.	Records

This Code, any amendments thereto, records of any violations of this Code and any actions taken as a result of such violations, a copy of Initial Holdings Reports, Quarterly Transaction Reports and Annual Holdings Reports submitted under this Code (including any information provided in lieu of such reports), a list of all persons required to submit reports or review reports under this Code, a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of any Covered Securities purchased during a Limited Offering and copies of reports to the Board required pursuant to Section 5(h) shall be preserved by the Review Officer in accordance with the requirements of Rule 17j-1.

Adopted: August 11, 2011